Exhibit 10.7

ADESA, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), entered into this 21st day of December, 2006 (the “Effective Date”), by and between ADESA, INC., a Delaware corporation (the “Company”), and [                        ] (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to (i) enable the Executive to devote the Executive’s full attention to management responsibilities and, when faced with a possible Change in Control, to help the Board assess options and advise as to the best interest of the Company and its stockholders without being influenced by the uncertainties of the Executive’s own situation, and (ii) demonstrate to the Executive the interest of the Company in the Executive’s well-being and fair treatment in the event of a Change in Control; and

WHEREAS, the Company desires to assure the Executive that the Executive will receive certain benefits following a Change in Control of the Company, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.             Definitions.  As used herein, the following words and phrases shall have the following meanings:

(a)           Affiliate.  The term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, or any successor law.

(b)           Annual Bonus.  The term “Annual Bonus” shall mean an amount equal to the Executive’s annual cash bonus which would have been payable under the Company’s annual incentive program in which the Executive participates (i) immediately prior to the Change in Control had the Executive continued in employment until the end of the fiscal year of the Employer in which the Change in Control occurs and had cash bonuses been payable at “target” levels for such year, or (ii) if greater, as of the Termination Date had the Executive continued in employment until the end of the fiscal year of the Employer in which the Termination Date occurs and had bonuses been payable at “target” levels for such year.

(c)           Base Salary.  The term “Base Salary” shall mean the amount the Executive is entitled to receive as base wages on an annualized basis as in effect immediately prior to a Change in Control or, if greater, at any time thereafter, in each case without reduction for any pre-tax contributions to benefit plans.  Base Salary does not include bonuses, commissions, cost of living allowances, cash value of perquisites or income from stock options, stock grants or other incentives.

(d)           Board.  The term “Board” means the board of directors of the Company; provided, that, if following a Change in Control the Company is not the ultimate parent corporation and is not publicly traded, the “Board” shall be the board of directors of the ultimate parent which directly or indirectly owns or controls all of the voting securities of the Company.

(e)           Cause.  “Cause” for termination by the Employer of the Executive’s employment shall mean (i) willful and continued failure by the Executive to substantially perform the Executive’s duties on behalf of the Employer (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) for a period of at least 30 consecutive days after a written demand for substantial performance has been delivered to the Executive by the Executive’s supervisor and/or a member of the Board, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, (ii) willful misconduct or gross negligence by the Executive which is demonstrably and materially injurious to the Company or any of its subsidiaries, monetarily or otherwise, (iii) material violation of the Company’s published Standards of Business Conduct (or any successor or similar standard thereto) that warrants termination, or (iv) the Executive is convicted of, or has entered a plea of nolo contendere to a felony or any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust.  For purposes of clauses (i) and (ii) of this definition, an act, or failure to act, on the Executive’s part shall not be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(f)            Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)           Employer.  The term “Employer” shall mean, as applicable to the Executive, the Company or a subsidiary of the Company that employs the Executive.

(h)           Good Reason.  “Good Reason” for termination by the Executive of his employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Employer, or failures by the Employer to act, following the occurrence of a Change in Control:

(i)              A substantive adverse alteration in the Executive’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not “Good Reason:” (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the

Employer promptly after receipt of notice thereof given by the Executive, or (B) a change in the person to whom (but not the position to which) the Executive reports;

(ii)             A reduction in the Executive’s Base Salary or target Annual Bonus opportunity that is below the amount of such Base Salary or target Annual Bonus opportunity in effect immediately preceding the Change in Control;

(iii)            A reduction in the Executive’s benefits or fringe benefits, other than pursuant to an across-the-board reduction similarly affecting the benefits of all of the Company’s executive officers;

(iv)            The Employer requires the Executive to be based at any location other than within a 50-mile radius of the location at which the Executive was based prior to the Change in Control, except for required travel pertaining to Employer’s business in accordance with the Employer’s management practices in effect prior to a Change in Control or with the prior written consent of the Executive;

(v)             The Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10(a) below, if required to do so; or

(vi)            The Company or an Employer purports to terminate the Executive’s employment without supplying a Notice of Termination which satisfies the requirements of Section 6 below (and for purposes of this Agreement, no such purported termination shall be effective).

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (x) the Executive fails to provide the Company with notice of the occurrence of any of the foregoing within the six-month period immediately following the date on which he first becomes aware (or reasonably should have become aware) of the occurrence of such event, (y) the Executive fails to provide the Company with a period of at least 30 days from the date of such notice to cure such event prior to terminating his employment for Good Reason or (z) the Company does not provide the Notice of Termination to the Executive within 90 days following the day on which the 30-day period set forth in the preceding clause (y) expires; provided, that the 30-day notice period required by clause (y) shall end two days prior to the end of the Term in the event that the last day of the Term would occur during such 30-day period.

Prior to terminating employment for Good Reason, the Executive may request in the Executive’s sole discretion (by written notice to the General Counsel of the Company) a determination by final and binding arbitration in accordance with Section 10(l) below of whether Good Reason exists.  If the arbitrator determines that Good Reason does not exist, the Executive may continue employment without prejudice.

(i)            Notice of Termination.  The term “Notice of Termination” shall mean a notice that indicates the specific provisions in this Agreement relied upon as the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Except under circumstances in which the Executive elects to receive the payments and benefits set forth in Section 7 in which case his employment shall be deemed to have terminated upon the effective date of the Change in Control, no purported termination of employment shall be effective without a Notice of Termination.

(j)            Plan.  The term “Plan” shall mean the ADESA, Inc. 2004 Equity and Incentive Plan.

(k)           Pro-Rata Bonus.  The term “Pro-Rata Bonus” shall mean, with respect to the fiscal year in which the Termination Date occurs, an amount equal to the Annual Bonus multiplied by a fraction the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through the Termination Date (counting any partial month as a whole month for this purpose) and the denominator of which is 12; provided, however, the amount of Pro-Rata Bonus as determined by the foregoing calculation shall be reduced by the amount of any bonus to which the Executive may become entitled to under the Plan.

(l)            Term.  The term of this Agreement shall mean the period commencing on the Effective Date and expiring one year from such date (the “Initial Term”); provided that a Change in Control has not occurred.  At the end of the Initial Term and on each subsequent anniversary of such date, the term of this Agreement shall renew automatically for a one-year period (the “Initial Term and each such renewed term of the Agreement shall be the “Term”) unless, at least 90 days prior to such renewal date, the Employer shall give written notice to the Executive that the Term shall not be extended or an event that is a Change in Control has occurred.  Upon the occurrence of a Change in Control, the Term shall automatically be extended such that the Term shall expire on the [third for Mr. Sales] [second for Messrs. Lawrence and Beaver] anniversary of the Change in Control; provided, however, if the Executive elects to receive the payments and benefits set forth in Section 7 and upon receipt of such payments and benefits, the Term shall be deemed to have expired on the effective date of the Change in Control.  In no event shall this Agreement terminate prior to the Employer’s satisfaction of all of the Employer’s obligations to the Executive hereunder.

(m)          Termination Date.  The term “Termination Date” shall mean the date of the termination of the Executive’s employment with the Employer as determined in accordance with Sections 3, 4 and 7 below.

2.             Change in Control.  For purposes of this Agreement and subject to the last sentence of Section 7 below, the term “Change in Control” shall mean the occurrence subsequent to the effective date of this Agreement of any of the following:

(a)           Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35 percent or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(a), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(c)(i), 2(c)(ii) and 2(c)(iii);

(b)           Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35 percent or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)           Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, in the event of any disposition of all or substantially all of the assets of the Company pursuant to a spin-off, split-up or similar transaction (a “Spin-off”), such Spin-off shall not be deemed a Change in Control if, immediately following the Spin-off, the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 100 percent of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; provided, that if another Business Combination involving any Resulting Entity occurs in connection with or following a Spin-off, such Business Combination shall be analyzed separately for purposes of determining whether a Change in Control has occurred.

3.             Termination Following a Change in Control.  After the occurrence of a Change in Control, the Executive shall be entitled to receive the severance benefits described in Section 5 of this Agreement, if after the occurrence of a Change in Control, the Executive’s employment terminates due to (i) termination by the Employer without Cause, or (ii) termination by the Executive for Good Reason.  No severance benefits shall be provided to the Executive under this Agreement unless he has properly executed and delivered to the Company an irrevocable release of claims.  A form of release of claims is attached to this Agreement as Exhibit A.  Prior to, but not following, the occurrence of a Change in Control, but subject to Section 10(b), the release of claims may be revised by the Company.  The Company may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to the Executive so long as such modification does not increase the obligations of the Executive thereunder.  For purposes of determining the Executive’s and the Company’s rights and obligations under this Agreement, the transfer of employment of the Executive from the Company to one of its Affiliates, or from such an Affiliate to the Company, in each case whether before or after the Change in Control, shall not (by itself) constitute a termination of employment for purposes of this Agreement.

4.             Termination Prior to Change in Control.  Provided that a Change in Control actually occurs, if (i) the Executive’s employment is terminated by the Employer without Cause prior to the date of a Change in Control or (ii) the Executive terminates employment with the Employer prior to the date of a Change in Control due to any actions taken with respect to the Executive prior to the date of a Change in Control that would constitute termination by the Executive for Good Reason if such actions were taken after the date of a Change in Control, and the Executive reasonably demonstrates that such termination or action (A) was at the request of a third party that has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, then such termination or action shall be deemed to have occurred after such Change in Control for purposes of this Agreement.  For purposes of Section 4(i)(B), if any such termination or action occurs while this Agreement is in effect, then such termination or action shall conclusively be presumed to have occurred in connection with, or in anticipation of, a Change in Control.

5.             Severance Pay and Benefits.  If the Executive’s employment is terminated in circumstances entitling him to severance benefits as provided in Sections 3 and 4, the Executive shall be entitled to each of the following:

(a)           A lump sum cash amount paid within the later of 30 days following (i) the Termination Date or (ii) a Change in Control and equal to the sum of (i) the Base Salary earned and unpaid through the Termination Date, (ii) any amounts earned and unpaid under the Company’s accrued vacation program, (iii) any unreimbursed expenses incurred and unpaid through the Termination Date, and (iv) any Pro-Rata Bonus earned and unpaid through the Termination Date;

(b)           A lump sum cash amount paid within 30 days following the Termination Date equal to [three for Mr. Sales] [two for Messrs. Lawrence and Beaver] times the sum of (i) the Base Salary and (ii) the Annual Bonus;

(c)           All amounts that are vested or accrued prior to the Termination Date under all incentive compensation, employee benefit plans or other agreements of the Company will be paid in accordance with the provisions of such plans;

(d)           Whether or not the Executive is eligible for COBRA benefits and whether or not the Executive elects COBRA coverage, if then available, the Employer shall pay the Executive a lump sum cash payment equal to [$50,400 for Mr. Sales] [$33,600 for Messrs. Lawrence and Beaver], representing an approximate cost of health insurance coverage, within 30 days following the Termination Date;

(e)           All life insurance benefits will cease on the Termination Date under any applicable group life plan.  However, in order to allow the Executive to purchase life insurance benefits, the Employer shall pay the Executive a lump sum cash payment equal to [$15,000 for Mr. Sales] [$10,000 for Messrs. Lawrence and Beaver] within 30 days following the Termination Date; and

(f)            Outplacement assistance services which are at a level appropriate for senior management of a public company; provided, however, that the total cost to the Company shall not exceed twelve thousand dollars ($12,000.00).  Outplacement benefits shall be provided in kind; cash shall not be paid in lieu thereof, nor will the cash severance benefits under this Section 5 be increased if the Executive declines or does not use the outplacement benefits.  The provision of outplacement assistance services shall cease after December 31st of the second year following December 31st of the year in which the Executive’s employment terminates.

If the Executive receives any severance payments or benefits under this Agreement, he or she shall not be entitled to receive any other severance payments or benefits under any other employment, severance, termination, salary continuation or other similar agreement that he or she may have entered into with the Company or any of its Affiliates (including any of the agreements identified in Annex A hereto), or any other severance plan, practice or policy of the Company or any of its Affiliates that might apply to the Executive.

Notwithstanding any payment dates provided under this Section 5, the payment or provision of any amounts and benefits described in this Section 5 shall be delayed as necessary or appropriate to comply with Section 409A to the extent required by Section 409A(a)(2)(B)(i) of the Code and its related Treasury regulations (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which the Executive would otherwise be entitled during the six (6) month period immediately following the Executive’s separation from service will be paid or provided (or commence to be paid or provided) on the first business day following the expiration of such six (6) month period with interest on any such delayed payments determined using the 30-year Treasury Bond rate as published in the Midwest Edition of the Wall Street Journal.

6.             Termination.  Any purported termination of employment, whether by the Employer or by the Executive, shall be communicated by written Notice of Termination to the other.  The Executive’s Termination Date shall be the date specified in the Notice of Termination; provided, however, if the Executive terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Employer.  If the Executive terminates his employment for Good Reason, the Company may, in its discretion, require the Executive to remain employed for transition purposes for not more than 30 days after the Termination Date (such period, the “Extension Period”).  If the Company elects to continue the Executive’s employment during the Extension Period pursuant to this

Section 6, then (i) during the Extension Period, the Executive shall continue to receive compensation and employee benefits that are the same as in effect prior to the commencement of the Extension Period and (ii) no act, circumstance or occurrence during the Extension Period shall affect the right of the Executive to receive severance benefits determined as of the Termination Date, or if greater, determined as of the end of the Extension Period.

7.             Payment to Executive Upon Change in Control.  Upon a Change in Control, the Executive shall, at his election (which election must be made on or before December 31, 2006), be entitled to the following:

(a)          A lump sum cash amount equal to the sum of (i) the Base Salary earned and unpaid through the effective date of the Change in Control, (ii) any amounts earned and unpaid under the Company’s accrued vacation program through the effective date of the Change in Control, (iii) any unreimbursed expenses incurred and unpaid through the effective date of the Change in Control, and (iv) any Pro Rata Bonus earned and unpaid through the effective date of the Change in Control (it being understood that for purposes of Section 7(a), references to “Termination Date” in the definition of the “Pro Rata Bonus” shall be modified and deemed to be references to the effective date of the Change in Control);

(b)         A lump sum cash payment equal to [two for Mr. Sales] [one and one-half (1 ½) for Messrs. Lawrence and Beaver] times the sum of (i) the Base Salary, and (ii) the Annual Bonus (it being understood that for purposes of Section 7(b), “Base Salary” shall be the amount the Executive is entitled to receive as base wages on an annualized basis as in effect immediately prior to the effective date of the Change in Control, and “Annual Bonus” shall be calculated solely based on Section 1(b)(i)); and

(c)          The payments and benefits set forth in Sections 5(c)-(f) above; provided, however, that for purposes of this Section 7(c), references to “Termination Date” in Sections 5(c)-(f) shall be modified and deemed to be references to the effective date of the Change in Control.

The foregoing payments and benefits shall be paid to the Executive in lieu of any payments or benefits to which he may be entitled under Section 5 above and shall be subject to the conditions set forth in the last two paragraphs of Section 5 above. If the Executive elects to receive the payments and benefits set forth in this Section 7, he must notify the Company of such election in writing on or before December 31, 2006, and the Company shall provide such payments and benefits to the Executive on the effective date of the Change in Control.  If the Executive elects to receive the payments and benefits set forth in this Section 7 in accordance with this Section, his employment shall terminate upon the effective date of the Change in Control; provided, however, that the Company may, at its discretion, ask him to continue his services as a consultant for transition purposes for not more than 30 days after the effective date of the Change in Control, which period shall be treated in the same manner as the Extension Period set forth in Section 6.  No payments or benefits shall be provided to the Executive under this Section 7 unless he has properly executed and delivered to the Company an irrevocable release of claims substantially similar to the form attached to this Agreement as Exhibit A. Notwithstanding any other provisions in this Agreement to the contrary, no payment shall be made under this Section 7 as the result of a Change in Control unless such event also constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A(a)(2)(A)(v), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.

8.             Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to the Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s severance benefits under Section 5 or Section 7 shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plans, programs, arrangements or agreements maintained by the Company or one of its Affiliates), it is determined that payments under this Agreement to the Executive have been reduced by more than the minimum amount required to prevent any payments from constituting “excess parachute payments,” then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an “excess parachute payment.”  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants at the applicable time (the “Accountants”).  In the event of a reduction in benefits hereunder, the Executive shall be given the choice of which benefits to reduce.  For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.             Covenant Not To Compete.  As a material inducement for the Company’s execution of this Agreement and as a condition of receipt of any severance benefits or other payments to which the Executive may become entitled to pursuant to this Agreement, the Executive hereby covenants and agrees that for a period of one year commencing on the date the Executive’s employment with the Employer is terminated under circumstances entitling the Executive to severance benefits or other payments provided in Sections 5 and 7 above, the Executive shall not directly or indirectly, acting alone, as a member of a partnership or other business entity, or as a holder of any interest, or any class of securities, issued by a corporation or any other business entity or as an officer, director, partner, member, employee, consultant, agent or representative of any corporation, partnership or any other business entity:

(a)          Engage directly or indirectly in any business, trade or any other enterprise directly or indirectly involving (i) the used and/or salvage vehicle redistribution business, (ii) the used and/or salvage vehicle auction business or (iii) the used vehicle dealer floor plan financing business (collectively, the “Business”), within the territory consisting of the continental United States and Canada, or extend or assist in arranging financing, credit or other support to enable a business, trade or other enterprise to so compete in the Business, or directly or indirectly support such a business, trade or other enterprise to so compete in the Business, including by permitting the Executive’s name, reputation or affiliations to be used in connection with any such business, trade or enterprise; or

(b)         Call on, solicit, request, induce or attempt to induce or influence any customer, supplier or other material business relation of the Company or any of its subsidiaries and Affiliates (the “Company Affiliated Group”) to limit or curtail any such person’s business dealings with any member of the Company Affiliated Group, or otherwise in any way materially interfere or attempt to materially interfere with the business relationship between any such person and any member of the Company Affiliated Group.

10.           Miscellaneous.

(a)           Successors.  This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Agreement, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

(b)           Amendment.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by the Company and the Executive, except as herein otherwise specifically provided.

(c)           Legal Fees and Expenses.  Effective upon a Change in Control, the Company or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, shall pay as incurred (within ten days following the Company’s receipt of an invoice from the Executive) to the full extent permitted by law all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others with respect to the enforcement of the Executive’s rights under this Agreement; provided, however, that the Executive shall be required to reimburse the Company or such consolidated, surviving or transferee entity for the cost of such legal fees and expenses if the Executive is deemed by the arbitrator or court, as the case may be, to have brought or defended such contest in bad faith.

(d)           Employment Status.  This Agreement does not constitute a contract of employment or impose on any Employer any obligation to retain the Executive as an employee, to change the status of the Executive’s employment, or to change any employment policies of any Employer.

(e)           Withholding of Taxes.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes that are legally required to be withheld.

(f)            No Effect on Other Benefits.  Benefits payable under this Agreement shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

(g)           Validity and Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h)           Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment or other right which the Company may have against the Executive or others.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(i)            Governing Law.  The Agreement and all rights thereunder shall be governed and construed in accordance with the laws of the state of Indiana, wherein venue shall lie for any dispute arising hereunder.  This Agreement shall also be subject to all applicable non-U.S. laws if the Executive is employed by subsidiaries of the Company located outside of the United States.  Without limiting the generality of this Section 10(i), it is intended that the Agreement comply with Section 409A of the Code.

(j)            Assignment.  This Agreement shall inure to the benefit of and shall be enforceable by the Executive’s personal or legal representatives, executors,

administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount is still payable to the Executive under this Agreement had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate.  The Executive’s rights under this Agreement shall not otherwise be transferable or subject to lien or attachment.

(k)           Negotiation.  In case a claim, dispute or controversy shall arise between the Executive (or any person claiming by, through or under the Executive) and the Company relating to or arising out of this Agreement, either disputant shall give written notice to the other disputant (“Dispute Notice”) that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy.  If the claim, dispute or controversy is not so resolved within 30 days, either disputant may initiate arbitration of the claim, dispute or controversy as provided in Section 10(l).  All negotiations pursuant to this Section 10(k) shall be held at the Company’s principal offices in Carmel, Indiana (or such other place as the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

(l)            Arbitration.  Any claim, dispute or controversy arising out of or relating to this Agreement which has not been resolved by negotiations in accordance with Section 10(k) within 30 days of the effective date of the Dispute Notice shall, upon the written request of either disputant, be finally settled by arbitration conducted expeditiously in accordance with the commercial rules of the American Arbitration Association regarding resolution of employment-related disputes.  The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived any damages in excess of compensatory damages, such as punitive damages.  The arbitrator’s decision shall be final and legally binding on the disputants and their successors and assigns, and judgment by the arbitrator may be entered in any court having jurisdiction.

Each party shall pay its own fees, disbursements and costs relating to or arising out of any arbitration; provided, however, that pursuant to the terms and conditions set forth in Section 10(c) of this Agreement, the Company shall pay on behalf of the Executive all fees, disbursements, and costs relating to or arising out of any arbitration in respect of any claim brought by the Executive at any time following a Change in Control.  All arbitration conferences and hearings shall be held within a 25-mile radius of Carmel, Indiana.

(m)          Headings.  The headings and subheadings in this Agreement have been inserted for convenience of reference only and will not affect the construction of the provisions hereof.

(n)           Notice.  Any notice, request, instruction or other document to be given hereunder to the Employer or the Executive will be in writing and delivered in person or by United States mail, as follows:

Employer:              ADESA, Inc.

13085 Hamilton Crossing Blvd.

Carmel, IN 46032

Attention:  Chief Financial Officer

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention:  Robert S. Townsend

Executive

(o)           Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.  No waiver of any provision of this Agreement in any instance will be deemed to be a waiver of the same or any other provision in any other instance.

(p)           Legal Effect.  Neither party hereto makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of this Agreement.

(q)           Legal Counsel.  The Executive acknowledges that he has been informed of the right to consult with legal counsel in connection with this Agreement and has been encouraged to do so.

(r)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which will constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 21st day of December, 2006.

ATTEST	ADESA, INC.

By:
Title:

EXECUTIVE

ANNEX A

1.               Severance Agreement by and between ADESA, Inc. and A. R. Sales

2.               Retention and Severance Agreement by and between ADESA, Inc. and George Lawrence

3.               Retention and Severance Agreement by and between ADESA, Inc. and Ron Beaver

Exhibit A

Form of Release of Claims

GENERAL RELEASE

1.             General Release.  In consideration of the payments and benefits to be made under the ADESA, Inc. Change in Control Agreement (the “Agreement”), [                      ] (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge ADESA, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Fair Labor Standards Act, any and all claims arising out of tort or contract law, and any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, The Civil Rights Act of 1866, 42 U.S.C. §1981, Title VII of the Civil Rights Act of 1964 (“Title VII”), The Indiana Civil Rights Act, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

(a)           rights of the Executive under this General Release and the Agreement;

(b)           rights of the Executive relating to equity awards held by the Executive as of his Termination Date;

(c)           the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(d)           rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party, (iii) under that certain Indemnification Agreement, dated as of December 21, 2006, between the Company and the Executive; or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)           claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and

(f)            claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.

2.             No Admissions.  The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.             Application to all Forms of Relief.  This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorneys’ fees and expenses.

4.             Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this General Release is, among other things, a specific waiver of his rights, claims and causes of action specified in Section 1 herein; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.             No Complaints or Other Claims.  The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6.             Conditions of General Release.

(a)           Terms and Conditions.  From and after the Termination Date, the Executive shall abide by all the terms and conditions of this General Release and the terms and conditions set forth in the Terms and Conditions of Employment signed by the Executive, which is incorporated herein by reference.

(b)           Confidentiality.  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release).

(c)           Return of Company Material.  The Executive represents that he has returned to the Company all Company Material (as defined below).  For purposes of this subsection 6(c), “Company Material” means any paper or electronic documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, records, software, customer data, financial data and related information, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or employee benefits.  This also includes Company Materials stored electronically on hardware owned by the Executive.

(d)           Cooperation.  Following the Termination Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors of the Company and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e)           Nondisparagement.  The Executive agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.

(f)            Nonsolicitation.  The Executive agrees that for a period of two years commencing on the date the Executive’s employment with the Employer (as defined in the Agreement) is terminated under circumstances entitling the Executive to severance benefits or other payments provided in Sections 5 and 7 of the Agreement, the Executive shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Company Affiliated Group to terminate such person’s employment by such member of the Company Affiliated Group.  The Executive also agrees that for the same period of time he shall not assist any person or entity in the recruitment of any person who is employed by any member of the Company Affiliated Group.  The Executive’s provision of a reference to or in respect of any individual shall not be a violation this subsection 6(f).

(g)           No Representation.  The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h)           Injunctive Relief.  In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief, without the necessity of posting bond, in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7.             Voluntariness.  The Executive agrees that he is relying solely upon his own judgment; that the Executive is over 18 years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he believes is satisfactory and adequate.

8.             Legal Counsel.  The Executive acknowledges that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

9.             Complete Agreement/Severability.  This General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release.  All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10.           Acceptance.  The Executive acknowledges that he has been given a period of 21 days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

11.           Revocability.  This General Release shall not become effective or enforceable as to the waiver of any ADEA claim until seven calendar days after the Executive signs it.  The Executive may revoke his acceptance of this General Release as to any ADEA claim at any time within that seven calendar-day period by sending written notice to the Company.  Such notice must be received by the Company within the seven calendar-day period in order to be effective and, if so received, would void this General Release as to the ADEA claim only.  The release of all other claims specified in Paragraph 1 herein would still be valid.

12.           Amendment.  The Company retains the right (to the extent permitted by law) to amend or modify the Agreement in accordance with its terms, and nothing in this General Release affects or alters that right.  If the Executive signs and returns the General Release, any later amendment, modification or termination shall have no effect on the amount of severance benefits the Executive is eligible to receive as set forth in the Agreement as in effect on the date that the Executive signs this General Release.

13.           Governing Law.  Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Indiana without giving effect to the conflicts of law principles thereof.

14.           Attorneys’ Fees.  In the event that either party must incur legal fees to enforce the terms of this General Release, including asserting it as a defense, the prevailing party is entitled to its costs and attorneys’ fees.

Please indicate your acceptance of this General Release by signing and dating this letter and returning it to the Company.  A duplicate of this letter is enclosed for your records.

Very truly yours,

Name:

Title:

ACCEPTED AND AGREED: